EXHIBIT 99.1

J.JILL, INC. ANNOUNCES FIRST QUARTER 2019 RESULTS

Quincy, MA – May 30, 2019 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the first quarter ended May 4, 2019.

Linda Heasley, President and CEO of J.Jill, Inc. stated, “We are disappointed with our first quarter performance and are taking immediate actions to clear excess inventory and position the business for improved results in the second half of the year. We are early in the process of executing against our updated long-term strategies, and our new leadership team across key areas of the business is now in place and will begin to have greater impacts on the business. We are incorporating key learnings from the first quarter and will continue to assess investments in technology and process improvements to ensure the team has the tools to satisfy our core customers and capture the opportunities we see ahead for the J.Jill brand.”

For the first quarter ended May 4, 2019:

•	Total net sales for the thirteen weeks ended May 4, 2019 were $176.5 million versus $181.5 million for the thirteen weeks ended May 5, 2018.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, decreased by 3.3%.
•	Direct to consumer net sales represented 41.9% of total net sales, compared to 40.5% in the first quarter of fiscal 2018.
•	Gross profit decreased to $116.3 million from $120.3 million in the first quarter of fiscal 2018. Gross margin was 65.9% compared to first quarter gross margin of 66.3% in fiscal 2018.
•

SG&A was $105.4 million compared to $100.3 million in the first quarter of fiscal 2018. First quarter 2018 SG&A included $1.3 million of non-recurring expenses and $0.2 million of accelerated stock compensation expense as a result of a CEO transition. Excluding these non-recurring expenses, SG&A as a percentage of total net sales was 59.8% compared to 54.4% in the first quarter of fiscal 2018.

•	Income from operations decreased to $10.8 million from $20.0 million in the first quarter of fiscal 2018, which is inclusive of non-recurring SG&A expenses.
•	Interest expense increased to $5.0 million from $4.8 million in the first quarter of fiscal 2018.
•	Income tax expense was $1.4 million compared to $4.0 million in the first quarter of fiscal 2018, and the effective tax rate was 24.8% compared to 26.1% in the first quarter of 2018.
•	Net income decreased to $4.4 million from $11.3 million in the first quarter of fiscal 2018, which is inclusive of non-recurring SG&A expenses.
•

Diluted earnings per share was $0.10 compared to $0.26 in the first quarter of fiscal 2018, which included the impact of one-time expenses. Excluding these impacts, Adjusted Diluted Earnings per Share* for the first quarter of fiscal 2018 was $0.29.

•

Adjusted EBITDA* for the first quarter of fiscal 2019 decreased by 31.9% to $21.5 million from $31.5 million in the first quarter of fiscal 2018. As a percentage of total net sales, Adjusted EBITDA was 12.2% compared to 17.4% in the first quarter of fiscal 2018.

The Company ended the first quarter fiscal 2019 with $14.3 million in cash. Inventory at the end of the first quarter fiscal 2019 increased to $85.4 million compared to $77.5 million at the end of the first quarter of fiscal 2018. The Company opened two stores and closed one in the first quarter and ended the quarter with 283 stores.

* Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Outlook

For the second quarter of fiscal 2019, we expect total comparable sales to decrease 1% to 3% with total net sales expected to be -1% to +1%. Diluted earnings per share is expected to be -$0.08 to -$0.10, including a decrease of approximately $0.03 due to our technology investment, compared to diluted earnings per share of $0.23 and Adjusted Diluted Earnings per Share of $0.24 in fiscal 2018.

We are revising our outlook for the full 2019 fiscal year. We expect total comparable sales to decrease 2% to 4% with total net sales expected to be flat to -2%. Diluted earnings per share is expected to be in the range of $0.17 to $0.21, which includes a decrease of $0.09 to $0.10 due to our technology investments, compared to diluted earnings per share of $0.69 and Adjusted Diluted Earnings per Share of $0.72 in fiscal 2018.

Conference Call Information

A conference call to discuss first quarter 2019 results is scheduled for today, May 30, 2019, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 4596864 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.

A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 4596864. The telephone replay will be available until Thursday, June 6, 2019.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through more than 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses and one-time items. We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Diluted Earnings per Share (“Adjusted Diluted EPS”) represents Adjusted Net Income divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in our Annual Report on Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net sales	$176,452	$181,541
Cost of goods sold	60,196	61,200
Gross profit	116,256	120,341
Selling, general and administrative expenses	105,445	100,294
Operating income	10,811	20,047
Interest expense	5,007	4,817
Income before provision for income taxes	5,804	15,230
Provision for income taxes	1,438	3,972
Net income and total comprehensive income	$4,366	$11,258
Net income per common share attributable to common shareholders
Basic	$0.10	$0.27
Diluted	$0.10	$0.26
Weighted average number of common shares outstanding
Basic	43,327,519	42,216,331
Diluted	44,478,153	43,407,414

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	May 4, 2019	February 2, 2019
Assets
Current assets:
Cash	$14,290	$66,204
Accounts receivable	7,647	4,007
Inventories, net	85,369	77,349
Prepaid expenses and other current assets	28,102	27,734
Total current assets	135,408	175,294
Property and equipment, net	116,477	118,044
Intangible assets, net	133,361	136,177
Goodwill	197,026	197,026
Operating lease assets, net	221,262	—
Other assets	306	447
Total assets	$803,840	$626,988
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$55,102	$55,012
Accrued expenses and other current liabilities	48,460	45,306
Current portion of long-term debt	2,799	2,799
Current portion of operating lease liabilities	32,677	—
Total current liabilities	139,038	103,117
Long-term debt, net of discount and current portion	237,120	237,464
Deferred income taxes	41,039	41,842
Operating lease liabilities, net of current portion	216,493	—
Other liabilities	2,150	30,770
Total liabilities	635,840	413,193
Commitments and contingencies
Shareholders’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 44,097,797 and 43,672,418 shares issued and outstanding at May 4, 2019 and February 2, 2019, respectively	441	437
Additional paid-in capital	121,565	121,635
Accumulated earnings	45,994	91,723
Total shareholders’ equity	168,000	213,795
Total liabilities and shareholders’ equity	$803,840	$626,988

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net income	$4,366	$11,258
Interest expense, net	5,007	4,817
Provision for income taxes	1,438	3,972
Depreciation and amortization	9,452	9,357
Equity-based compensation expense (a)	1,202	760
Write-off of property and equipment (b)	6	12
Other non-recurring expenses (c)	—	1,346
Adjusted EBITDA	$21,471	$31,522

(a):

Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):	Represents items management believes are not indicative of ongoing operating performance. For the thirteen weeks ended May 5, 2018, these expenses include costs related to a CEO transition.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net income and total comprehensive income	$4,366	$11,258
Add: Provision for income taxes	1,438	3,972
Income before provision for income taxes	5,804	15,230
Add: Other non-recurring expenses(a)	—	1,346
Add: Accelerated equity-based compensation	—	244
Adjusted Income before provision for income taxes	5,804	16,820
Less: Adjusted Tax Provision(b)	1,567	4,373
Adjusted net income	$4,237	$12,447
Adjusted net income per common share attributable to common shareholders
Basic	$0.10	$0.29
Diluted	$0.10	$0.29
Weighted average number of common shares outstanding
Basic	43,327,519	42,216,331
Diluted	44,478,153	43,407,414

(a):	Represents items management believes are not indicative of ongoing operating performance. For the thirteen weeks ended May 5, 2018, these expenses include costs related to a CEO transition.
(b):

The adjusted tax provision for adjusted net income is estimated by applying the effective tax rates of 27.0% and 26.0% for the thirteen weeks ended May 4, 2019 and May 5, 2018, respectively, to the adjusted income before provision for income taxes.

Contacts:

Investor Contacts:

Caitlin Churchill/Joseph Teklits

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Chris Gayton

J.Jill, Inc.

media@jjill.com

617-689-7916